Exhibit 99.1

Press Release
July 13, 2011	7575 West Jefferson Boulevard
Fort Wayne, IN 46804-4131
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Marion County (Indiana) Prosecutor Dismisses All OmniSource Charges

FORT WAYNE, INDIANA, July 13, 2011 - Steel Dynamics, Inc. (NASDAQ/GS: STLD)

The Marion County Prosecutor’s Office (MCPO) today announced the dismissal of all criminal charges and resolution of civil lawsuits pending against OmniSource Corporation, one of the state’s largest metal recyclers.

Marion County Prosecutor Terry Curry said, “The judge in the pending criminal case has ruled that OmniSource was improperly charged as a corrupt business enterprise under Indiana’s law.  Having now carefully reviewed the case, which was initiated by Grand Jury indictment under my predecessor, I can say that the evidence does not support those allegations.  There is simply insufficient evidence that OmniSource or its employees knowingly engaged in any unlawful transactions.  This office, therefore, will dismiss all pending litigation, and all money seized from OmniSource by criminal investigators will be returned to OmniSource; subject to the terms of the agreement below.”

OmniSource and the MCPO will, instead, work cooperatively together, building upon OmniSource’s training and internal anti-theft programs and procedures, to see mutually beneficial ways to enhance the detection, identification and prosecution of metal thieves in Marion County, Indiana, and to develop a more effective means, through enhanced law enforcement, local scrap dealer training, and advocating for various legislative and local ordinance initiatives, to deprive metal thieves in our county of a market for their ill-gotten goods.  This might include such things as state law or local ordinance strengthening regarding possible bans on purchasing certain items, such as automobile catalytic converters, clearer definitions of what constitutes a “vehicle” requiring the presentation of a title, and requiring that transactions above a certain dollar amount be paid for other than in cash.

“I also want to make clear,” continued Curry, “that there is no evidence that any of the Indianapolis Metropolitan Police Department (IMPD) officers who worked part-time for OmniSource at its retail facilities as part of its anti-theft program were involved in any kind of criminal activity.  During their service, dozens of arrests were made and police reports filed.  There is no evidence that officers either condoned or facilitated the sale of stolen goods.”  Subject to current guidelines and the approval of the Department of Public Safety, OmniSource will resume their part-time off-duty scrap theft interdiction positions with OmniSource.

“This case, however, highlights the continuing problems and high cost of property crime involving stolen metal in Marion County,” stated Prosecutor Curry.  “That is why we believe that it is so important that the MCPO and law enforcement in general establish an ongoing process with OmniSource and other responsible members of the scrap recycling community, as well as the local chapter of the scrap industry trade association, the Institute of Scrap Recycling Industries (ISRI), to work toward finding better ways, consistent with sound and realistic business practice, to deter metal theft.”

In particular, it was announced that local law enforcement is now online with ScrapTheftAlert.com which runs a program that will enable the IMPD, Marion County Sheriff’s Department and other police agencies within Marion County to alert scrap dealers of significant theft of materials in the area and to enable the dealers to be on the lookout if such goods are presented for sale at their yards.  OmniSource has monitored and distributed these alerts internally to its buyers for some time and will work with law enforcement to encourage other dealers to do the same.

OmniSource and the MCPO will also jointly train scrap company employees throughout Marion County, as well as law enforcement officers and property crime prosecutors in how to spot potentially problematic materials offered for sale, how to properly question the would-be sellers as to the circumstances surrounding their possession of such goods, how to make responsible purchase determinations, and how to properly preserve potential evidence, including a record of who the seller was, should it turn out that purchased materials were in fact stolen.

Steel Dynamics’ President and Chief Operating Officer, and OmniSource President, Mark Millett, said:  “My thanks to Prosecutor Curry.  He approached this case with fairness and professionalism.  Long before this investigation occurred, our company invested over $1 million in anti-theft measures in Marion County, hired IMPD officers, lobbied for stronger scrap purchase regulations, and installed cameras and monitoring software that takes and stores the photos and pertinent identifying information of every seller and his or her goods.  Prosecutor Curry has renewed our faith in the system, and we pledge our full cooperation to help reduce the incidence of stolen metal transaction in Marion County.”

“Furthermore,” continued Millett, “the issue has never been about the money that was seized from our yards, but, rather, our business reputation and integrity of our employees.  To that end, we have agreed as a gesture of good faith to transfer the money that was seized, upon its return to us, to City of Indianapolis, Law Enforcement Fund — a total of $300,000 — to be utilized by law enforcement as it deems appropriate to further its training and other law enforcement programs.  We look forward to working with Prosecutor Curry’s office and with law enforcement as an active and committed business leader in Indianapolis.”

Contact:  Ben Eisbart — Corporate Compliance Officer      (260) 423-8600